BUSINESS MANAGEMENT AGREEMENT BETWEEN
                           TEMPLETON INCOME TRUST AND
                        TEMPLETON GLOBAL INVESTORS, INC.


                  AGREEMENT as of April 1, 1993, between Templeton Income Trust, a Massachusetts business trust which is a registered open-end investment company (the "Trust") comprised of two series (Templeton Income Fund and Templeton Money
Fund) and any additional series that may be created in the future (the "Funds"), and Templeton Global Investors, Inc. ("TGII").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

                  (1) TGII agrees, during the life of this Agreement, to be responsible for:

                  (a) providing office space, telephone, office equipment and supplies for the Trust;

                  (b) paying compensation of the Trust's officers for services rendered as such;

                  (c) authorizing expenditures and approving bills for payment on behalf of the Trust;

                  (d)      supervising  preparation  of  annual  and  semiannual
                           reports to Shareholders, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual Shareholders;

                  (e) daily pricing of the Funds' investment portfolios and preparing and supervising publication of daily quotations of the bid and asked prices of the Funds' Shares, earnings reports and other financial data;

                  (f) monitoring relationships with organizations serving the Trust, including custodians, transfer agents and printers;

                  (g)      providing trading desk facilities for the Funds;

                  (h) supervising compliance by the Trust with recordkeeping requirements under the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, with state regulatory requirements, maintenance of books and records for the Trust (other than those maintained by the custodian and transfer agent), preparing and


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                           filing of tax reports other than the Trust's
                           income tax returns;

                  (i)      monitoring the qualifications of tax deferred
                      retirement plans for the Trust; and

                  (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

                  (2) The Trust agrees, during the life of this Agreement, to pay to TGII as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the aggregate average daily net assets of the Funds during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.1%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

                  (3) This Agreement shall remain in full force and effect through December 31, 1993 and thereafter from year to year to the extent such continuance is approved annually by the Board of Trustees of the Trust.

                  (4) This Agreement may be terminated by the Trust at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

                  (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of TGII, or of reckless disregard of its obligations hereunder, TGII shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

                  (6) It is understood and expressly stipulated that neither the holders of Shares of the Trust nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

                  IN WITNESS WHEREOF, the parties hereto have caused this amended Agreement to be duly executed by their duly authorized

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officers and their respective corporate seals to be hereunto duly affixed and attested.

                                              TEMPLETON INCOME TRUST



                                           By:/s/ HAROLD F. MCELRAFT
                                                 Harold F. McElraft
                                                  Vice President

ATTEST:


/s/ THOMAS M. MISTELE
Thomas M. Mistele
Secretary

                                               TEMPLETON GLOBAL INVESTORS, INC.



                                              By:/s/ THOMAS L. HANSBERGER
                                                 Thomas L. Hansberger
                                                 President
ATTEST:


/s/ GREGORY E. MCGOWANGregory E. McGowan
Secretary

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